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                                                                   EXHIBIT 10.11

                                GERALD J. ANGELI
                              TERMS OF EMPLOYMENT
                                      WITH
                              CONCORD CAMERA CORP.
                              AS OF APRIL 17, 2000

        1)     POSITION

               Vice President -- OEM Product Supply.

        2)     EMPLOYER

               Concord Camera Corp. a New Jersey corporation (the "Company").

        3)     TERM

               Three years commencing on the first day of full-time employment with the Company. After the initial term, the employment is renewable on an annual basis subject to agreement by both parties. The employment may be terminated in accordance with Paragraph 11 below either during the initial term or any renewals thereof.

        4)     REPORTS TO

               Brian F. King, Senior Vice President, or such other person or persons as the Chairman & Chief Executive Officer may designate.

        5)     COMPENSATION

               Salary: $190,000 per annum payable in accordance with the Company's normal payroll policies for employees. The aforesaid salary amount is to be reviewed on an annual basis.

        6)     EXPENSE REIMBURSEMENT

               All reasonable documented expenses necessarily incurred in the performance of the employee's duties will be reimbursed in accordance with Company policies.

        7)     VACATION

               Three weeks vacation per year. Employee shall provide the Company a minimum of 30 days' notice of a request for vacation days. All vacation days are subject to the Company's approval. The employee shall be entitled to the Company's regularly scheduled holidays.


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        8)     BONUS

               The employee is eligible to participate in the Company's management incentive compensation program. The participation shall be subject to the terms and conditions of said program. The eligibility to participate in the program of employee does not require the Company to provide a bonus to the employee. The initial review for bonus shall occur on or about June 30, 2000 and cover the period from the initial date of employment through June 30, 2000. Subsequent bonus reviews shall take place every 12 months thereafter.

        9)     OPTIONS

               The employee will be granted the following options to purchase shares of the common stock of Concord Camera Corp.

               15,000 shares to vest on the 1st year anniversary date 15,000 shares to vest on the 2nd year anniversary date 15,000 shares to vest on the 3rd year anniversary date

               The price of the options shall be the record share price as of the close of business on the signing date. The options shall be:
               (1) subject to the terms and conditions of the Company's standard option agreement; (2) conditioned upon the employee's execution and delivery of said agreement, as of the signing date. The grant of the aforesaid options does not establish any right of continued employment.

        10)    AUTOMOBILE ALLOWANCE

               Automobile allowance of $1,000 per month.

        11)    LOAN

               The Company has agreed to provide to the employee a loan in the amount of $30,000 as specified on the Promissory Note annexed hereto as Exhibit D. Pursuant to the terms of the Promissory Note, in the event that the employee's employment is terminated voluntarily by the employee then all amounts then due under the Promissory Note shall immediately become due and payable. Subject to employee's continued employment as of the below applicable forgiveness dates, the loan will be forgiven as follows:

               One third on the first anniversary date of employment (April 17, 2001);
               One third on the second anniversary date of employment
               (April 17, 2002); and
               One third on the third anniversary date of employment (April 17, 2003);

               If the employee has been terminated by the Company for any reason other than Cause, the Company will forgive the loan. In the event that the employee is terminated for cause all amounts then due under the Promissory Note shall immediately become due and payable. The employee consents to withdraw or offset from any amounts due to the employee from the Company, if applicable.


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        12)    BOSTON UNIVERSITY MANUFACTURING PROGRAM

               Employer acknowledges that employee is authorized to continue his participation in the Boston University Manufacturing Program. It is acknowledged that employee's participation will require him to attend 3-4 meetings per year, provided that such participation does not conflict with meetings that Employee is scheduled to attend on behalf of the Company. It is further agreed that employee will not be required to utilize vacation or personal time to participate in these meetings. All travel and other expenses relevant to this Program will be born by the Employee.

        13)    RELOCATION

               Employee agrees to relocate his primary residence to the Company's headquarters in Hollywood, Florida no later than May 16, 2000, under the terms of the Company's standard relocation package (as described in section "A" of the June 12, 1998 memo provided herewith). If the actual cost to employee of moving his household possessions exceeds the $5,000 "moving allowance" described in the relocation package, the Company will reimburse him for such cost up to an amount that, when combined with the moving allowance, does not exceed a total of $12,000 for moving expenses.

        l4)    BENEFITS

               The employee shall be eligible to receive the following benefits, as same are made generally available to Company employees who participate in these plans, with contributions, as applicable to be made by the employee and/or the Company consistent with the applicable plan(s):

               o Life insurance at a rate of two (2) times base salary, up to the maximum established in the plan.
               o    Medical and Dental insurance.
               o    Disability Insurance
               o    401K Plan

               To the extent that the Company in its sole discretion modifies or terminates any of the foregoing plans or benefits, the employee shall be subject to said changes.


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       15)    TERMINATION

               o Concord may terminate the employee for cause at any time without notice. "Cause" shall mean (i) continued failure to obey reasonable instructions of the person(s) to whom the employee reports; (ii) continued neglect of duties and responsibilities; (iii) willful misconduct; (iv) any action in bad faith which is to the detriment of the Company and/or any of its subsidiaries or affiliates; (v) failure to comply with the terms of the Confidentiality/Intellectual property provisions annexed as Exhibit A; (vi) failure to comply with the terms of the Non-compete provisions annexed as Exhibit B; or (vii) failure to comply with the terms of the Code of Conduct annexed as Exhibit C.

               o Either party may terminate at any time for any reasons upon giving the other party 30 days' written notice.

               o If the Company terminates the employee for any reason other than cause, the employee shall be entitled to one month's base salary. In addition to the aforementioned one month's salary, in the event the employer terminates the employee for any reason other than cause then the employee will be entitled to receive additional termination compensation at the rate of one month's base salary for each three months of employment, up to a maximum of 12 months base salary. It is further agreed and understood that once employee has accumulated a total of 12 months base salary as termination benefits, the 12 months will be carried forward to additional employment periods including any extensions thereof.

               o In the event that the employee's employment terminates for any reason at all, voluntarily or involuntary, benefits provided to the employee will terminate as of the last day of employment unless otherwise specified in any employment benefit plan or unless otherwise specified as a matter of law.

               o In the event that employee is terminated for any reason other than cause prior to the 1st anniversary of employment by "New Management", resulting from a change in control from the Company's existing management, then and in that event only, the options (15,000) scheduled to vest as of the 1st anniversary employment date shall vest effective the date of termination, notwithstanding such termination. In the event of such termination all other option rights granted hereunder will terminate effective the date of termination.

        16) CONFIDENTIALITY AND INTELLECTUAL PROPERTY; NON-COMPETE; CODE OF CONDUCT

               Annexed hereto as Exhibits A, B and C, respectively, are provisions applicable to the employee which are incorporated herein by reference and are part of this Agreement. By signing this Term Sheet the employee acknowledges and agrees that he/she is and will be bound by the terms and conditions of Exhibits A, B and C. If a provision set forth in this Term Sheet conflicts with a provision set forth in one or more of the exhibits, then the provisions of this Term Sheet shall govern.

               In the event the employee fails to comply with the terms or conditions of Exhibits A, B or C, all stock options granted by the Company, pursuant to this agreement or otherwise, are thereby forfeited regardless of whether such options have vested, notwithstanding any other provision in this Term Sheet to the contrary.


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        17)    ACKNOWLEDGMENT OF REPRESENTATION BY COUNSEL

               Employee acknowledges that he or she has been represented by independent counsel or has knowingly waived his or her right to be represented by independent counsel with respect to this Agreement and the subject matter hereof.

        18)    INDEMNIFICATION

               The employee agrees to indemnify the Company and its subsidiaries and affiliates against any damages, claims, expenses or costs, including attorneys fees, incurred by the same relating directly or indirectly to any act or omission of the employee outside of the scope of the employee's duties and responsibilities as an employee of the Company.

        19)    ENTIRE AGREEMENT

               This Agreement (which includes all schedules and exhibits to same) contains the entire understanding and agreement among and between the parties and supersedes any prior understandings or agreements, oral or written, between them relating to the subject matter hereof. Any amendments to this Agreement must be in writing, signed by the parties affected by the amendment. The terms and conditions of all benefit plans and programs identified herein are incorporated by reference.

        20)    GOVERNING LAW

               This Agreement and the employment of the employee shall be governed by the laws of the State of Florida. Any litigation related to or arising out of this Agreement shall be brought within the courts of the State of Florida, or in the event the Company moves its principal place of business from the State of Florida, within the courts of the state of such other principal place of business. The parties agree that service of process may be effected by certified or registered mail, return receipt requested, or by regular mail if certified or registered mail is refused. The parties hereto agree to waive, and do hereby waive, trial by jury. The employee agrees and acknowledges that in the event of his or her violation of any term or condition of this Agreement that the Company may have no adequate remedy at law and shall, therefore, be entitled to enforce any provision hereof by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting any bond or other security and without prejudice to any other remedies that may be available to the Company at law or in equity.

               ACCEPTED AND AGREED:                       ACCEPTED AND AGREED:

               Employee                                   Concord Camera Corp.


               /s/ Gerald J. Angeli                       /s/ Brian F. King
               -----------------------------              ----------------------
               Gerald J. Angeli                           Brian F. King
                                                          Senior Vice President

               Date: 3-1-00                               Date: 3/1/00
               -----------------------------              ----------------------



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